Exhibit 4.2
JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT
December 16, 2010
Pursuant to Section 10 of the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of December 3, 2010, by and among Vector Group Ltd., a Delaware corporation (the “Company”), the subsidiaries of the Company listed on the signature pages thereto and Jefferies & Company, Inc. (the “Initial Purchaser”), Accommodations Acquisition Corporation, a Delaware corporation (the “New Guarantor”), hereby executes this Joinder Agreement to the Registration Rights Agreement (the “Joinder Agreement”). By execution and delivery of this Joinder Agreement, the New Guarantor agrees to become party to, Guarantor under and bound by, the terms and conditions of the Registration Rights Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Joinder Agreement has been duly executed as of the date first above written.

ACCOMMODATIONS ACQUISITION CORPORATION
By:	/s/ Marc N. Bell
	Name:	Marc N. Bell
	Title:	Vice President

Joinder Agreement Signature Page